Exhibit 99.1

(3) The shares are held as follows: 10,909,092 shares held by Sofinnova Venture
Partners VII, L.P. The Reporting Person is a managing general partner of
Sofinnova Management VII, LLC, the general partner of Sofinnova Venture Partners
VII, L.P. The Reporting Person may be deemed to beneficially own the shares. The
Reporting Person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5) The shares are held as follows: 5,363,636 shares held by Sofinnova Venture
Partners VII, L.P. The Reporting Person is a managing general partner of
Sofinnova Management VII, LLC, the general partner of Sofinnova Venture Partners
VII, L.P. The Reporting Person may be deemed to beneficially own the shares. The
Reporting Person disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.